UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Definitive Proxy Statement

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Soliciting Material Pursuant to §240.14a-12

BioMimetic Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2007

Dear Stockholder,

We cordially invite you to attend BioMimetic Therapeutics, Inc.’s 2007 annual meeting of stockholders to be held at 8:00 a.m. CDT on Thursday, June 21, 2007 at our headquarters at 389-A Nichol Mill Lane, Franklin, Tennessee, 37067. The attached notice of annual meeting and proxy statement describe the business we will conduct at the meeting and provide information about us that you should consider when you vote your shares.

When you have finished reading the proxy statement, please promptly vote your shares either via the Internet, by telephone or by marking, signing, dating and returning the proxy card in the enclosed envelope. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend. If you decide to attend the meeting and vote in person, your proxy may be revoked at your request.

We appreciate your support and look forward to seeing you at the meeting.

Sincerely,
Samuel E. Lynch President & Chief Executive Officer

BIOMIMETIC THERAPEUTICS, INC. • 389-A NICHOL MILL LANE • FRANKLIN, TENNESSEE 37067
MAIN: (615) 844.1280 • FAX: (615) 844-1281 • WWW.BIOMIMETICS.COM

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of BioMimetic Therapeutics, Inc.:

The Annual Meeting of Stockholders of BioMimetic Therapeutics, Inc. (the ‘‘Company’’) will be held at the following time, date and place for the following purposes:

TIME:	8:00 a.m. CDT

DATE:	Thursday, June 21, 2007

PLACE:	BioMimetic Therapeutics, Inc. 389-A Nichol Mill Lane Franklin, Tennessee 37067

PURPOSES:

1.	To elect two (2) directors for a term of two years expiring in 2009 and until their respective successors shall have been duly elected and qualified, and to elect two (2) directors for a term of three years expiring in 2010 and until their respective successors shall have been duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

3.	To consider any other business that is properly presented at the meeting or any adjournment.

All of these proposals are more fully described in the Proxy Statement that follows.

WHO MAY VOTE:

You may vote at the meeting and any adjournments if you were the record owner of Company common stock at the close of business on April 26, 2007. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of the Secretary at the above address.

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Larry Bullock Chief Financial Officer and Corporate Secretary

Franklin, Tennessee
April 27, 2007

BioMimetic Therapeutics, Inc.
Proxy Statement for 2007 Annual Meeting of Stockholders

BioMimetic Therapeutics, Inc.
389-A Nichol Mill Lane
Franklin, Tennessee 37067
(615) 844-1280

PROXY STATEMENT FOR BIOMIMETIC THERAPEUTICS, INC.
2007 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
THURSDAY, JUNE 21, 2007

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because BioMimetic Therapeutics, Inc.’s Board of Directors is soliciting your proxy to vote at the 2007 annual meeting of stockholders and any adjournments of the meeting to be held at 8:00 a.m. CDT on Thursday, June 21, 2007 at the Company’s headquarters at 389-A Nichol Mill Lane, Franklin, Tennessee. This proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

We anticipate that on May 11, 2007 we will begin sending this proxy statement, the attached Notice of Annual Meeting and the form of proxy enclosed to all stockholders entitled to vote at the meeting. Although not part of this proxy statement, we are also sending along with this proxy statement our 2006 annual report, which includes our Form 10-K and financial statements for the fiscal year ended December 31, 2006. You can also find a copy of our 2006 Form 10-K on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov or through the Investor Relations section of our website at www.biomimetics.com. Additional copies of the 2006 Form 10-K are available upon request.

Who Can Vote?

Only holders of the Company’s common stock, par value $0.001 per share (the ‘‘Common Stock’’), of record at the close of business on April 26, 2007 are entitled to vote at the annual meeting. On this record date, there were 18,174,412 shares of BioMimetic common stock outstanding and entitled to vote. BioMimetic Common Stock is currently our only outstanding class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting.

How Many Votes Do I Have?

Each share of BioMimetic Common Stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the annual meeting.

If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer & Trust Company, or you have stock certificates, you may vote:

•	By mail. Complete, date, sign and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•	By Internet or by telephone. Follow the instructions attached to the proxy card to vote by Internet or telephone.

•	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in ‘‘street name’’ (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can generally do so as follows:

•	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	By Internet or by telephone. Follow the instructions you receive from your broker to vote by Internet or telephone.

•	In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a proxy card from your broker.

What Am I Voting On?

You are voting on:

•	The election of four directors, two Class II directors each for a term of three years (Gary E. Friedlaender and Douglas Watson), and two Class I directors each for a term of two years (Chris Ehrlich and Charles W. Federico); and

•	The ratification of the appointment of Ernst & Young LLP (‘‘Ernst & Young’’) as the Company’s independent registered public accounting firm for the 2007 fiscal year.

How Does the Board of Directors Recommend That I Vote at the Meeting?

The Board of Directors recommends that you vote as follows:

•	‘‘FOR’’ the election or re-election of all director nominees named in the ‘‘Proposal 1: Election of Directors’’ section in this proxy statement.

•	‘‘FOR’’ the ratification of our independent registered public accounting firm for the 2007 fiscal year, as named in the ‘‘Proposal 2: Ratification of Independent Registered Public Accounting Firm’’ section in this proxy statement.

If any other matter is properly presented at the meeting or any adjournment, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

What Constitutes a Quorum for the Meeting?

The holders of a majority of all of the shares of stock entitled to vote at the annual meeting, present in person or by proxy, shall constitute a quorum at the annual meeting. Once a quorum is established at a meeting, it shall not be broken by the withdrawal of enough votes to leave less than a quorum. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What are the Voting Requirements to Approve a Proposal?

Assuming a quorum is present, nominees for director must receive a plurality of the votes cast to be elected. This means that the four nominees receiving the highest number of votes will be elected. The ratification of the appointment of our independent registered public accounting firm and any other proposal that may properly be brought before the meeting must receive the affirmative vote of a majority of the votes cast by the stockholders. Neither abstentions nor withheld votes will have any effect on the outcome of the vote, but both abstentions and withheld votes will be counted for the purposes of determining whether a quorum is present.

How are my votes cast when I sign and return a proxy card?

When you sign the proxy card or submit your proxy by telephone or over the Internet, you appoint Samuel E. Lynch and Larry Bullock as your representatives at the meeting. Either Dr. Lynch or Mr. Bullock will vote your shares at the meeting as you have instructed them on the proxy card. Each of such persons may appoint a substitute for himself.

Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card or submit your proxy by telephone or over the Internet in advance of the meeting in case your plans change. This way, your shares will be voted by you whether or not you actually attend the meeting.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before it is voted at the meeting. There will be no double counting of votes. You may revoke your proxy in any one of the following ways:

•	entering a new vote or by granting a new proxy card or new voting instruction bearing a later date (which automatically revokes the earlier instructions);

•	if your shares are held in street name, re-voting by Internet or by telephone as instructed above. Only your latest Internet or telephone vote will be counted;

•	notifying BioMimetic’s Secretary in writing before the annual meeting that you have revoked your proxy; or

•	attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our Common Stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under ‘‘How Do I Vote?’’ for each account to ensure that all of your shares are voted.

What If I Do Not Vote For Some Of The Matters Listed On My Proxy Card?

If you return your proxy card without indicating your vote, your shares will be voted for the nominees listed on the card and for the ratification of the appointment of Ernst & Young.

What If I Vote ‘‘Abstain’’?

A vote to ‘‘abstain’’ on any matter will have the effect of a vote against the matter.

Will My Shares be Voted if I Do Not Return My Proxy Card and Do Not Attend the Annual Meeting?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under ‘‘How Do I Vote?’’.

If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under ‘‘How Do I Vote?,’’ the bank, broker or other nominee has the authority to vote your un-voted shares on any of the matters scheduled to come before the meeting even if it does not receive instructions from you. We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a ‘‘broker non-vote.’’ A broker non-vote will have no effect on the vote for any matter scheduled to be considered at the meeting.

Is Voting Confidential?

Yes. Only the inspector of elections and employees of the Company with responsibility for overseeing the legal aspects of the annual meeting will have access to your proxy card. The inspector of elections will tabulate and certify the vote. Any comments written on the proxy card will remain confidential unless you ask that your name be disclosed.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

Could Other Matters Be Decided At The Annual Meeting?

We do not know of any other matters that will be considered at the annual meeting. If any other matters arise at the annual meeting, the proxies will be voted at the discretion of the proxy holders.

What Happens If The Annual Meeting Is Postponed Or Adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do I Need A Ticket To Attend The Annual Meeting?

Yes, you will need an admission ticket or proof of ownership of Common Stock to enter the annual meeting. If you are a stockholder of record, your admission ticket is the bottom half of the proxy card sent to you. If you plan to attend the annual meeting, please so indicate when you vote and bring the ticket with you to the annual meeting. If your shares are held in the name of a bank, broker or other holder of record, your admission ticket is the left side of your voting information form. If you do not bring your admission ticket, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the annual meeting without an admission ticket, we will admit you only if we are able to verify that you are a stockholder of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 26, 2007 by:

•	each of our directors;

•	each of our executive officers;

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

•	all of our directors and executive officers as a group; and

The column entitled ‘‘Percentage of shares beneficially owned’’ is based on 18,174,412 shares of common stock outstanding on April 26, 2007, assuming no exercise of outstanding options.

For purposes of the table below, we deem shares subject to options that are currently exercisable or exercisable within 60 days of April 26, 2007 to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the street address of the beneficial owner is c/o BioMimetic Therapeutics, Inc., 389-A Nichol Mill Lane, Franklin, Tennessee 37067.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Five percent stockholders:
Novo A/S, Denmark(1) Krogshoejvej 41, DK-2880 Bagsvaerd, Denmark	2,371,771	13.1%
ClearBridge Advisors, LLC(2) 399 Park Avenue, New York, NY 10022	1,841,600	10.1%
FMR Corporation(3) 82 Devonshire Street, Boston, MA 02109	2,032,217	11.2%
GLG Partners LP(4) 1 Curzon Street, London W1J 5HB, United Kingdom	983,513	5.4%
Directors and executive officers:
Samuel E. Lynch, D.M.D., D.M.Sc.(5)	1,250,386	6.9%
Larry Bullock(6)	115,743	*
Charles E. Hart, Ph.D.(7)	67,500	*
Steven N. Hirsch(8)	42,105	*
Earl Douglas(9)	51,175	*
Mark Citron(10)	109,152	*
James A. Monsor(11)	68,625	*
Thomas Dyrberg, M.D., D.M.Sc.(12)	2,371,771	13.1%
Chris Ehrlich(13)	890,326	4.9%
Gary Friedlaender, M.D.(14)	28,550	*
James G. Murphy(15)	5,430	*
Larry W. Papasan(16)	13,091	*
Douglas Watson(17)	57,285	*
All directors and executive officers as a group (13 persons)	—	27.1%

*	Less than 1%.

(1)	Novo A/S is a Danish private limited liability company wholly owned by the Novo Nordisk Foundation. Novo Nordisk Foundation is the beneficial owner of shares held by Novo A/S. The Board of Directors of Novo A/S has sole voting and investment control over the shares owned by Novo A/S. The Board of Directors of Novo A/S is comprised of Ulf J. Johansson, Jorgen Boe, Goran Ando and Hans Werdelin, none of whom has individual voting or investment power with respect to such shares and each disclaims beneficial ownership of the shares held by Novo A/S.
(2)	Based upon a Schedule 13G filed by ClearBridge Advisors, LLC and Smith Barney Fund Management LLC with the Securities and Exchange Commission on February 8, 2007, and information received from ClearBridge Advisers, LLC. Includes 1,808,900 shares owned by ClearBridge Advisors, LLC, and 32,700 shares owned by Smith Barney Fund Management LLC. According to information furnished by ClearBridge Advisors, LLC these securities are owned by various individual and institutional investors, for which ClearBridge Advisors, LLC serves as investment adviser. For purposes of the reporting requirements of the Securities Exchange Act of 1934, ClearBridge Advisors, LLC is deemed to be a beneficial owner of such securities.
(3)	Based upon a Schedule 13G filed by FMR Corporation (‘‘FMR Corp.’’) with the Securities and Exchange Commission on February 14, 2007. Includes 1,235,931 shares owned by Fidelity Management & Research Company, 5,600 shares owned by Fidelity Management Trust Company, 11,900 shares owned by Pyramis Global Advisors, LLC, 111,800 shares owned by Pyramis Global Advisors Trust Company, and 35,100 shares owned by Fidelity International Limited (‘‘FIL’’). FMR Corp. is the parent corporation of each of the foregoing entities, except for FIL, which is 47% owned by members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., and FIL, or trusts for their benefit. For purposes of the reporting requirements of the Securities Exchange Act of 1934, FMR Corp. and FIL are deemed to be beneficial owners of such securities on a joint basis.
(4)	Based upon a Schedule 13G filed by GLG Partners LP with the Securities and Exchange Commission on March 8, 2007. According to information furnished by GLG Partners LP, these securities are owned by certain funds for which GLP Partners LP serves as investment manager (the ‘‘GLG Funds’’). GLG Partners Limited serves as the general partner of GLG Partners LP with respect to these securities held by each of the GLG Funds. Each of Noam Gottesman, Pierre Lagrange and Emmanuel Roman is a Managing Director of GLG Partners Limited. GLG Partners LP, GLG Partners Limited and each of Noam Gottesman, Pierre Lagrange and Emmanuel Roman may be deemed to be the beneficial owner of all of these securities owned by the GLG Funds. Each of GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanuel Roman disclaims any beneficial ownership of any of these securities, except for their pecuniary interest therein.
(5)	Includes options to purchase 64,125 shares of common stock.
(6)	Includes options to purchase 99,375 shares of common stock.
(7)	Includes options to purchase 67,500 shares of common stock.
(8)	Includes options to purchase 41,295 shares of common stock.
(9)	Includes options to purchase 50,625 shares of common stock.
(10)	Includes options to purchase 108,750 shares of common stock. On April 10, 2007, Mr. Citron informed us of his intent to resign from our company effective May 29, 2007.
(11)	Includes options to purchase 68,625 shares of common stock.
(12)	Includes 2,371,771 shares owned by Novo A/S. Dr. Dyrberg is a partner of Novo A/S. Dr. Dyrberg disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein arising as a result of his engagement with Novo A/S.
(13)	Includes 889,076 shares beneficially owned by InterWest Management Partners VIII, LLC and 1,250 shares owned directly by Mr. Ehrlich. See Note 2. Mr. Ehrlich is a Venture member of InterWest Management Partners VIII, LLC and he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.
(14)	Includes options to purchase 27,750 shares of common stock.
(15)	Includes options to purchase 2,430 shares of common stock.
(16)	Includes options to purchase 2,430 shares of common stock.
(17)	Includes options to purchase 30,285 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the ‘‘SEC’’).

Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that each of our directors and executive officers complied with these reporting requirements in 2006, except for one report filed late on behalf of Gary Friedlaender in respect of four gift transfers of common stock.

PROPOSAL 1:   ELECTION OF DIRECTORS

Our board of directors is divided into three classes (Classes I, II, and III), each of whose members serve for staggered three-year terms. In September 2006, Ann Hanham, Ph.D., and Arnold Caplan, Ph.D., resigned their positions from our board (Class I and Class II, respectively), and the size of our board was reduced to seven directors. Simultaneously therewith, Gary E. Friedlaender, M.D. was appointed to our board to serve as a Class II director, and to fill the vacancy created by Dr. Caplan’s resignation.

Upon expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new term at the annual meeting of stockholders in the year in which their term expires. Our directors hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal for cause by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote on election of directors.

Class I Directors (current term expires in 2007)

Dr. Dyrberg and Mr. Ehrlich serve as the current Class I directors. Their terms were set to expire in 2006; however, their terms were extended until our 2007 annual meeting. To offset this extension and maintain the staggered terms of our director classes, there has been a one-time adjustment to the next term of the Class I directors, and directors elected to Class I at the 2007 annual meeting will only serve a two-year term expiring at the 2009 annual meeting. Dr. Dyrberg will not be seeking re-election during the 2007 annual meeting. A new Class I Director nominee, Charles W. Federico, is nominated for election during the 2007 annual meeting.

Class II Directors (current term expires in 2007)

Dr. Friedlaender and Mr. Watson serve as the current Class II directors, with terms set to expire at our 2007 annual meeting. They are nominated for re-election at the 2007 annual meeting to serve a three-year term expiring at the 2010 annual meeting.

Class III Directors (current term expires in 2008)

Dr. Lynch and Messrs. Murphy and Papasan serve as current Class III directors whose three-year term will expire at our 2008 annual meeting.

Three director nominees (Chris Ehrlich, Gary Friedlaender and Douglas Watson) are presently serving as directors of our company, and one director nominee (Charles W. Federico) presently does not serve on our board of directors. If no direction to the contrary is given, all proxies received by the board of directors will be voted ‘‘FOR’’ the election of Chris Ehrlich, Gary Friedlaender, Douglas Watson and Charles W. Federico. If any nominee is unable or declines to serve, the proxy solicited herewith may be voted for the election of another person in his or her stead at the discretion of the proxies. The board of directors knows of no reason to anticipate that this will occur.

Biographical information for each person nominated for election to serve as Class I or Class II directors is as follows:

Nominees for Election as Class I Directors

Set forth below is the name of a Class I Director nominee who is not presently serving on our board of directors, and is nominated by the board of directors for election to a two-year term expiring at the 2009 annual meeting:

Charles W. Federico, age 58, currently serves as a director of Orthofix International N.V., where he also served as President from 1996 to 2001, and as President and Chief Executive Officer from 2001 to 2006. From 1985 to 1996, Mr. Federico was General Manager then President of Smith & Nephew Endoscopy (formerly Dyonics, Inc.). From 1981 to 1985, Mr. Federico served as Vice President of Dyonics, initially as Director of Marketing and subsequently as General Manager. Previously, he held management and marketing positions with General Foods Corporation, Air Products Corporation, Puritan Bennett Corporation and LSE Corporation. Mr. Federico also currently serves on the boards of SRI/Surgical Express, Inc., SaluMedica, LLC and Mako Surgical Corp.

Set forth below is the name of the Class I Director whose current term is set to expire at the 2007 annual meeting, and is nominated for re-election to a new two-year term expiring at the 2009 annual meeting:

Chris Ehrlich has been a director since October 2004. He is currently a Partner at InterWest Partners, a diversified venture capital firm, which he joined in August 2000. Before InterWest, Mr. Ehrlich was Director, Licensing & Business Development at Purdue Pharma, a private pharmaceutical firm based in Stamford, Connecticut. He has also worked in business development at Genentech, Inc., in venture capital at The U.S. Russia Investment Fund, and in biotechnology strategy development at LEK Consulting. Mr. Ehrlich earned his Bachelor’s degree from Dartmouth College, cum laude and an M.B.A. from the J.L. Kellogg Graduate School of Management where he serves as an instructor and advisor to the Biotech Program. In addition to BioMimetic, he currently serves on the boards of QuatRx Pharmaceuticals, Carbylan BioSurgery, Inc., KAI Pharmaceuticals, TransOral Pharmaceuticals, Inc. and Xenon Pharmaceuticals.

Nominees for Election as Class II Directors

Set forth below are the names of the Class II Directors whose current terms are set to expire at the 2007 annual meeting, and are nominated for re-election to new three-year terms expiring at the 2010 annual meeting:

Gary Friedlaender, M.D., has been a director since September 2006 and served as chairman of our orthopedic scientific advisory board since July 2001. Dr. Friedlaender has served as the Chief of the Department of Orthopedics and Rehabilitation at Yale-New Haven Hospital since 1984 and as Professor of Orthopedics and Rehabilitation at the Yale University School of Medicine since 1984. Dr. Friedlaender received an M.D. from the University of Michigan Medical School in Ann Arbor. Dr. Friedlaender completed his general surgery internship and residency at the University of Michigan Medical Center, and his orthopedic residency at the Yale - New Haven Hospital and Newington Children’s Hospital in Newington, CT. He then completed a fellowship in musculoskeletal oncology at Massachusetts General Hospital in Boston, MA. During active duty in the U.S. Navy, he was Director of the Naval Medical Research Institute’s Tissue Bank Division in Bethesda, MD, and has since served on various medical advisory committees for the National Institutes of Health. Dr. Friedlaender has received several research grants and written numerous articles related to orthopedic reconstruction and bone grafting.

Douglas Watson has been a director since our inception. Mr. Watson’s career spanned 33 years with Geigy/Ciba-Geigy/Novartis, in a variety of positions, including President of Ciba Pharmaceuticals Division from April 1986 to March 1996, President and Chief Executive Officer of Ciba-Geigy Corporation from April through December 1996, and President and Chief Executive Officer of Novartis Corporation, the US subsidiary of Novartis AG, from January 1997 through May 1999. In 1999, Mr. Watson founded Pittencrieff Glen Associates, a private management consulting company. In addition to BioMimetic, he has served as the chairman of OraSure Technologies Inc. since March 2003 and as a director since April 2002. He has served as the chairman of Javelin Pharmaceuticals, Inc. since June 2003 and as a director since March 2001. He currently serves as a director on the boards of Dendreon Corporation since March 2000 and Genta Inc. since April 2002. Mr. Watson holds an M.A. degree in pure mathematics from Churchill College, Cambridge University, and is a member of the Chartered Institute of Management Accountants.

Our Board of Directors has nominated two Class I Directors (Charles W. Federico and Chris Ehrlich) and two Class II Directors (Gary Friedlaender and Douglas Watson), and recommends that the stockholders vote ‘‘FOR’’ the election of Charles W. Federico, Chris Ehrlich, Gary Friedlaender and Douglas Watson.

Continuing Class III Directors

Set forth below are the names of the Class III Directors whose current terms will not expire until the 2008 annual meeting:

Samuel E. Lynch, D.M.D., D.M.Sc., is a founder of BioMimetic and has served as President, Chief Executive Officer and a director since its inception in 1999. Dr. Lynch served as Chairman of our board of directors from inception until August 2005. Prior to founding BioMimetic, Dr. Lynch spent over four years at Luitpold Pharmaceuticals, Inc., a US subsidiary of Daiichi Sankyo, Co., Ltd. as Vice President with responsibility for the Osteohealth Co., a division focused on bone and tissue regeneration. Prior to joining Sankyo - Luitpold, Dr. Lynch was the Executive Director for Research and Development for the Institute of Molecular Biology, a private research institute affiliated with Harvard University, where he directed research in bone and tissue healing. He concurrently served on the faculty at Harvard School of Dental Medicine for six years, from which he earlier received a Certificate of Specialty in Periodontology. Dr. Lynch also received a Doctorate of Medical Sciences from the Harvard Medical School. Dr. Lynch has also published and lectured extensively and is a co-inventor of BioMimetic’s technologies.

Larry W. Papasan has been a director and Chairman of our board of directors since August 2005. Mr. Papasan has been a director of Smith & Nephew, Inc. since June 2002. From July 1991 until his retirement in May 2002, he served as President of Smith & Nephew Orthopaedics. Mr. Papasan has served as a member of the Board of Directors of Reaves Utility Income Fund since February 2003 and of Triumph Bank since April 2005.

James G. Murphy has been a director since September 2005. Since September 2000, Mr. Murphy has served as Senior Vice President, Finance and Administration, and as Chief Financial Officer, of Immunicon Corporation, a publicly-held medical device company specializing in the detection and analysis of rare cells. He holds a B.S. in Accounting, cum laude, from Villanova University, and is a certified public accountant.

MANAGEMENT

Set forth below is the name, age and position of each of our current directors and executive officers:

Name	Age	Position
Samuel E. Lynch, D.M.D., D.M.Sc.	47	President, Chief Executive Officer and Director
Larry Bullock	51	Chief Financial Officer
Charles E. Hart, Ph.D.	54	Chief Scientific Officer and Vice President
Steven N. Hirsch	55	Chief Operating Officer and Executive Vice President, Orthopedics
Earl Douglas	44	General Counsel
Mark Citron	57	Senior Vice President, Regulatory Affairs and Quality Systems
James A. Monsor	48	Vice President, Operations
Larry W. Papasan(1)(2)(3)	66	Chairman of the Board of Directors
Thomas Dyrberg, M.D., D.M.Sc.(3)	52	Director
Chris Ehrlich(1)(2)	37	Director
Gary E. Friedlaender, M.D.	61	Director
James G. Murphy(2)(3)	51	Director
Douglas Watson(1)	62	Director

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Governance Committee

Executive Officers

Set forth below are the names of the executive officers of our company, who are not directors of our company:

Larry Bullock joined BioMimetic in January 2004 as Chief Financial Officer. From January 1996 to February 2003, Mr. Bullock served as Chief Financial Officer of Ribozyme Pharmaceuticals Inc. (now called Sirna Pharmaceuticals Inc.) and as Chief Financial Officer of La Jolla Pharmaceutical Company for five years prior to joining Sirna. He led both companies through their private to public transitions, completing private and initial public offerings and building the public reporting team. Mr. Bullock received his M.B.A. from the University of Utah and his B.A. from Indiana University.

Charles E. Hart, Ph.D., joined BioMimetic in January 2004 as our Chief Scientific Officer and Vice President. Prior to joining BioMimetic, he spent 21 years at ZymoGenetics, Inc., a biotechnology company focused on therapeutic proteins, where he held a variety of positions, most recently as Senior Director of Corporate Communications and Investor Relations and Senior Director of Business Development. He is the author of over 50 scientific publications, and holds 20 US patents, the majority of which are related to PDGF. Dr. Hart received his Ph.D. from the University of Washington, his M.S. from Oregon State University and his B.S. from the University of California at Davis.

Steven N. Hirsch joined BioMimetic in July 2005 as Executive Vice President, Orthopedics, and Chief Operating Officer. From October 1996 to June 2005, Mr. Hirsch served in various positions in the Orthopedics Division of London-based Smith & Nephew, plc. His responsibilities at Smith & Nephew included responsibilities in the marketing and sales areas. From January 2003 to February 2005, Mr. Hirsch was the Senior Vice President and General Manager of the Reconstructive (total joint) Division of the orthopedics business. His last position with Smith & Nephew was President of the European Orthopedic business, with annual revenues in excess of $200 million. Mr. Hirsch spent 24 years in the orthopedic device industry, first with the Howmedica Division of Pfizer, Inc. where he held a variety of positions including Vice President of Sales and Marketing for the US Orthopedics business. Mr. Hirsch received a B.E.Sc. from the Johns Hopkins University and an M.S.I.A. from the Krannert School of Business at Purdue University.

Earl Douglas joined BioMimetic in May 2005 as General Counsel. Mr. Douglas has been a practicing attorney for over 20 years, and has a strong background in intellectual property law. From January 2003 to April 2005 Mr. Douglas was self-employed as a legal consultant and completed projects for Smith & Nephew, Inc. and InterWest Partners, LP. Mr. Douglas served as Vice President and General Counsel of Spinal Dynamics Corporation from December 2001 to December 2002 and as Chief Patent Counsel from October 2000 to December 2001. Mr. Douglas was an intellectual property attorney for Smith & Nephew, Inc. from July 1995 to October 2000. Mr. Douglas received his J.D. from Columbia University and his B.S. in chemical engineering from the Massachusetts Institute of Technology.

Mark Citron joined BioMimetic in 2002 as our Senior Vice President, Regulatory Affairs & Quality Systems. Prior to joining BioMimetic in 2002, Mr. Citron spent three years at Osteotech, Inc. as Senior Director of Scientific Affairs in the area of tissue engineered medical products. From September 1996 to 1999, he served as Director of Development at Life Medical Sciences, Inc. Mr. Citron was Vice President of Quality Systems at Genzyme Corporation from December 1995 to 1996 and Vice President of Regulatory Affairs and Quality Systems at Genzyme Tissue Repair Division from January 1993 to December 1995. Mr. Citron worked at ConvaTec, Bristol-Myers Squibb as Director of Regulatory Affairs (Worldwide) from 1988 to January 1993; Johnson & Johnson Products as Manager of Medical/Regulatory Affairs from January 1984 to 1988 and the US Food and Drug Administration from June 1978 to December 1983. On April 10, 2007, Mr. Citron informed us of his intent to resign from our company effective May 29, 2007. A search is underway for his replacement.

James A. Monsor joined BioMimetic in 2002 as our Vice President, Operations. Mr. Monsor spent 15 years in positions of increasing responsibility at Abbott Laboratories within operations and quality. Most recently, he was Director of Product Supply for ALK-Abello, where he was responsible for the entire product supply chain for US operations. He has had responsibility for all aspects of supply chain management, quality assurance, quality control, regulatory affairs, customer service, facilities management, construction management, and human resources. His experience includes Aseptic Processing, Medical Devices, and Bulk Pharmaceuticals.

Board and Committee Meetings

Our current Board of Directors consists of seven members (identified in the preceding ‘‘Management’’ section), four of whom have been determined by our board to be ‘‘independent’’ as defined under the rules of The Nasdaq Stock Market. The independent directors are Larry W. Papasan, Chris Ehrlich, James G. Murphy and Douglas Watson. Our board of directors has determined that Charles W. Federico, if elected to our board of directors, will be ‘‘independent’’ as defined under the rules of The Nasdaq Stock Market.

Our board of directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, which assist our board of directors in discharging their responsibilities.

Meeting Attendance

During the fiscal year ended December 31, 2006 there were 10 meetings of our board of directors. The various committees of the board met a total of 10 times, consisting of the audit committee (seven meetings), the compensation committee (two meetings) and the nominating and governance committee (one meeting). All directors attended at least 75% of the aggregate number of meetings of the board and of committees of the board on which he or she served during fiscal year ended December 31, 2006. All of our directors are expected to attend the 2007 Annual Meeting of Stockholders. There was no Annual Meeting of Stockholders in 2006.

Audit Committee

The members of our audit committee are Messrs. Murphy, Ehrlich and Papasan. Mr. Murphy, who chairs the committee, has been determined by the board of directors to be an ‘‘audit committee financial expert’’ as defined by the SEC. The board of directors has determined that Messrs. Murphy,

Ehrlich and Papasan are independent under the applicable rules of Nasdaq and Rule 10A-3 under the Exchange Act. Dr. Dyrberg resigned from our audit committee in April 2006 and did not fall under the safe harbor provision of the independence requirements contemplated by Rule 10A-3 under the Exchange Act since he beneficially owns more than 10% of our voting power. The audit committee operates under a written charter adopted by the board of directors, and is available on our website at www.biomimetics.com.

Our audit committee assists our board of directors in its oversight of:

•	the integrity of our financial statements;

•	our independent auditors’ qualifications and independence; and

•	the performance of our independent auditors.

The audit committee has the sole and direct responsibility for appointing, evaluating and retaining our independent auditors, Ernst & Young LLP, and for overseeing their work. All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent auditors must be approved in advance by our audit committee.

Compensation Committee

The members of our compensation committee are Messrs. Ehrlich, Papasan and Watson. Mr. Ehrlich chairs the committee. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. The board of directors has determined that Messrs. Ehrlich, Papasan and Watson are independent under the applicable rules of Nasdaq. The compensation committee operates under a written charter adopted by the board of directors, and is available on our website at www.biomimetics.com. Specific responsibilities of our compensation committee include:

•	reviewing and recommending approval of compensation of our executive officers;

•	administering our stock incentive and employee stock purchase plans; and

•	reviewing and making recommendations to our board of directors with respect to incentive compensation and equity plans.

Nominating and Governance Committee

The members of our nominating and governance committee are Dr. Dyrberg and Messrs. Murphy and Papasan. Dr. Dyrberg chairs the committee. The board of directors has determined that Messrs. Murphy and Papasan are independent under the applicable rules of Nasdaq. The nominating and governance committee operates under a written charter adopted by the board of directors, and is available on our website at www.biomimetics.com. Our nominating and governance committee:

•	identifies and recommends nominees for election to our board of directors;

•	develops and recommends to our board of directors our corporate governance principles; and

•	oversees the evaluation of our board of directors.

The nominating and governance committee will consider qualified director candidates recommended by stockholders.  All director candidates will be evaluated in the same manner regardless of how they are recommended, including recommendations by stockholders. The nominating and governance committee is in the process of formulating specific policies and procedures regarding the submission and consideration of director candidates including those recommended by stockholders. For the current director nominees, the nominating and governance committee considers candidate qualifications and other factors including, but not limited to, diversity in background and experience, industry knowledge, education level and the needs of our company. Stockholders can mail any such recommendations and an explanation of the qualifications of such candidates to the Corporate Secretary or General Counsel, BioMimetic Therapeutics, Inc., 389-A Nichol Mill Lane, Franklin, TN 37067, telephone 615-844-1280.

Compensation Committee Interlocks and Insider Participation

Dr. Lynch is the only executive officer that serves as a member of our board of directors. None of our executive officers serves on the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. None of the members of our compensation committee has ever been our employee.

Code of Conduct and Ethics

It is our policy to conduct our affairs in accordance with all applicable laws, rules and regulations of the jurisdictions in which we do business. We have adopted a Code of Business Conduct and Ethics with policies and procedures that apply to all associates (all employees are encompassed by this term, including associates who are officers) and directors, including our Chief Executive Officer, Chief Financial Officer, Director of Finance, and persons performing similar functions.

We have made the Code of Business Conduct and Ethics available on our website at www.biomimetics.com. A copy of our Code of Business Conduct and Ethics will be provided to any person, without charge, upon written request to: Investor Relations, BioMimetic Therapeutics, Inc., 389-A Nichol Mill Lane, Franklin, Tennessee 37067. If any substantive amendments to the Code of Business Conduct and Ethics are made or any waivers are granted, including any implicit waiver, we will disclose the nature of such amendment or waiver on our website, or in a report on Form 8-K.

Communications with the Board

Stockholders or interested parties may send communications to the Board of Directors in writing, addressed to the full Board of Directors or to the independent directors, c/o the Corporate Secretary or General Counsel, BioMimetic Therapeutics, Inc., 389-A Nichol Mill Lane, Franklin, TN 37067, telephone 615-8444-1280. Further, you may email us via the ‘‘Contact Us’’ section of our website www.biomimetics.com. All written communications will be promptly forwarded too the specified individual directors, or if applicable, to all the members of the Board as deemed appropriate by the Corporate Secretary or General Counsel. For example, if any complaints regarding accounting and/or auditing matters are received, they may be forwarded by the Corporate Secretary to the chairman of the audit committee for review. You can report your concerns to the Board of Directors, the independent directors or the Audit Committee anonymously or confidentially.

EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the ‘‘Compensation Discussion and Analysis’’ with Company management, and based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the ‘‘Compensation Discussion and Analysis’’ be included in the Company’s Proxy Statement for 2007.

The foregoing report has been furnished on behalf of the Board of Directors by the members of its Compensation Committee.

Respectfully submitted,
Members of the BioMimetic Therapeutics, Inc. Compensation Committee
Chris Ehrlich (chair) Larry W. Papasan Douglas Watson

Compensation Discussion and Analysis

The primary objectives of the compensation committee of our board of directors with respect to executive compensation are to attract and retain the best possible executive talent. Their focus is to tie short and long-term cash and equity incentives to achievement of measurable corporate, research, clinical, regulatory, commercial and individual performance objectives, and to align our executives’ incentives with stockholder value creation. To achieve these objectives, the compensation committee has maintained, and expects to further implement and maintain, compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of key strategic goals.

The compensation committee meets outside the presence of all of our executive officers to consider appropriate compensation for our chief executive officer. For our chief financial officer and each of our other five most highly compensated executive officers as of the end of the last fiscal year, the compensation committee meets outside the presence of all executive officers except our chief executive officer.

During 2006, the compensation committee relied on publicly available compensation data and third-party industry compensation surveys for companies in the biotechnology, medical technology and healthcare industries to establish cash and equity compensation for our executive officers. We believe that the practices of this group of companies provide us with appropriate compensation benchmarks because these companies are similar in size and stage of development within our industry and tend to compete with us for executives and other employees. For benchmarking executive compensation, we typically review the compensation data we have collected from the complete group of companies, as well as a subset of the data from those companies of a similar size and stage of development as our company. Specifically, we use the following market data to establish our salary and target incentive levels:

•	Published survey data from public and private companies, including 148 biotechnology companies (including our company), with 50 to 150 employees.

•	Published survey data derived from proxy statements from public biotechnology, medical technology and healthcare companies, including 117 companies having 50 to 159 employees.

•	Data in proxy statement filings from companies that we believe are comparable to us because they are of a similar size and stage of development operating in the biotechnology and medical technology industries or are otherwise relevant, including:

• Aastrom Biosciences, Inc.	• Nuvasive, Inc.
• Advanced Life Sciences Holdings, Inc.	• Occulogix, Inc.
• Anika Therapeutics, Inc.	• Orthologic Corp.
• AtheroGenerics, Inc.	• Orthovita, Inc.
• Derma Sciences, Inc.	• Regeneration Technologies, Inc.
• Encysive Pharmaceuticals Inc.	• Tercica, Inc.
• Immunicon Corporation	• XenoPort, Inc.
• Kensey Nash Corporation

•	Data from an internal stock price comparison analysis, comparing the performance of our common stock with three industry indicators: (1) the average stock price performance of the companies listed above, (2) the performance of the Nasdaq Biotechnology Index, and (3) the performance of the Nasdaq Composite Index.

We may use different survey and market data to establish our salary and target incentive levels in the future.

Compensation Components

Executive compensation consists of the following:

Base Salary

Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. We review base salaries annually, and adjust them from time to time in order to realign our salaries with market levels, after taking into account individual responsibilities, performance and experience.

In addition, the base salary of our chief executive officer, Samuel E. Lynch, is based on the compensation committee’s assessment of the performance of the chief executive officer and of the achievement of corporate financial and operational goals. In evaluating the performance of the chief executive officer for 2006, the compensation committee considered a number of factors including, but not limited to, the following: (1) the chief executive officer’s long-term strategic plan and the implementation thereof, (2) the chief executive officer’s management of our financial resources as well as our financial stability, (3) the chief executive officer’s management of our transition to a public company and (4) the factors considered by the compensation committee with regard to all executives.

Annual Bonus

Our compensation committee has the authority to award discretionary annual bonuses to our executives according to our annual incentive bonus plan. The bonus plan provides for annual cash bonuses for executives that are intended to compensate executives for achieving corporate financial and operational goals and for achieving individual annual performance objectives. The bonus is calculated as a percentage of the executive’s base salary, with higher ranked executives being compensated at a higher percentage of base salary. The corporate goals are set each year by our management and approved by our board of directors. Individual goals for each executive are set by the chief executive officer and the executive, with the oversight and approval of our board of directors, during the fourth quarter of the prior year as part of our annual budgeting process. The individual goals generally relate to financial factors such as cash management and capital raising, and to strategic factors such as pre-clinical and clinical development and regulatory approval of our product candidates, management of our manufacturing operations in meeting cost targets and demand levels for our product and product candidates. For the chief executive officer, the overall corporate goals are used as his individual goals.

The level of achievement of both the corporate and individual goals is monitored by the chief executive officer and other executives on an ongoing basis throughout the year. At the end of the year, as part of each executive’s evaluation and compensation review, the assessment of the performance of an executive in achieving the individual goals, as well as the executive’s contribution to achieving the corporate goals, is finalized.

The bonus is ordinarily paid in a single installment in the first quarter following the completion of a given fiscal year. Our compensation committee approves the annual bonus award for the chief executive officer, and for each officer below the chief executive officer level, the compensation committee approves the bonus award based on the chief executive officer’s performance assessment of each executive. For 2006, the target bonus awards (as a percentage of base salary) were as follows: chief executive officer, 50%; chief operating officer, 40%; and senior vice presidents, vice presidents and our general counsel, 30%. For 2006, the compensation committee determined that the discretionary cash bonus awards for each executive should be based on the level of achievement of the company’s corporate goals. In addition, the compensation committee determined that these targets will remain unchanged for 2007.

Long-Term Incentives

We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by our executive officers in equity-based awards. Our stock compensation plans have been established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. Our compensation committee believes that the use of stock and stock-based awards offers the best approach to achieving our compensation goals. The compensation committee reviewed the equity analysis for each executive, and sought to grant annual awards with an annual aggregate value at competitive levels for comparable companies.

The options for our executives are granted by our board of directors at regularly scheduled meetings and the exercise price of our options is the closing price of our common stock on the date of grant. Each executive officer is initially provided with an option grant when they join our company based upon their position with us and their relevant prior experience. These initial grants generally vest over four years and no shares vest before the one year anniversary of the option grant. We spread the vesting of our options over four years as an incentive to retain our executives.

In addition to the initial option grants, our compensation committee recommends and our board of directors grants additional options to retain our executives in connection with the achievement of corporate goals and strong individual performance. Options are granted based on a combination of individual contributions to our company and on general corporate achievements, including clinical trial enrollment, product development and corporate financing. Additional option grants are not communicated to executives in advance.

In connection with preparing the financial statements for our IPO, the board of directors reassessed the fair value of our common stock for 2005 and the first quarter of 2006. The board of directors performed its analysis and retrospective review in accordance with the practice aid issued by the American Institute of Certified Public Accountants titled ‘‘Valuation of Privately Held Company Equity Securities Issued as Compensation.’’

The specific provisions of our stock compensation plans are as provided for below:

2001 Long-term Stock Incentive Plan.    Our 2001 long-term stock incentive plan was adopted by our board of directors in 2001. The plan provides for the grant of incentive options, non-qualified stock options, stock appreciation rights (or SARs), stock units, restricted stock, restricted stock units, performance units and performance shares awards. A maximum of 2,428,192 shares of common stock remain reserved as of December 31, 2006 for issuance under our 2001 long-term stock incentive plan for all employees, which includes the members of executive management. In March 2006, we and our stockholders approved an ‘‘evergreen’’ provision to our stock compensation plans that allows for an automatic increase, to occur on January 1 of each year, of the aggregate pool of stock options available under these plans. Under the evergreen provision each year the aggregate pool of stock reserved for issuance under our 2001 long-term stock incentive plan shall automatically increase to the lesser of 17% of the then outstanding capital stock, 5 million shares, or some lesser amount if set by the board of directors. In accordance with this provision, on January 1, 2007, the authorized aggregate pool of stock reserved for issuance under the plan increased from 2,250,000 to 2,660,392.

In accordance with the terms of the 2001 long-term stock incentive plan, our board of directors has authorized the compensation committee of our board of directors to administer the 2001 long-term stock incentive plan. In accordance with the provisions of the 2001 long-term stock incentive plan, the committee selects the recipients of awards and determines:

•	the number of shares of common stock covered by options or SARs and the dates upon which the options or SARs become exercisable;

•	the exercise price of options or SARs;

•	the duration of options or SARs;

•	the method of payment of the exercise price; and

•	the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms, conditions, restrictions and contingencies of such awards, including whether such awards are intended to be ‘‘performance-based compensation’’ as that term is used in Section 162(m) of the Code.

If at any time during the term of employment or within two years thereafter, a participant in our 2001 long-term stock incentive plan engages in any detrimental activity, which includes (1) violating the non-compete or non-solicitation provisions of the plan, (2) disclosure of confidential information, (3) failure to assign intellectual property rights, (4) acts resulting in a termination of employment for cause, (5) a violation of company rules, (6) a guilty plea or verdict including a crime involving financial impropriety or moral turpitude or (7) any conduct detrimental to us, all of the participant’s awards under our 2001 long-term stock incentive plan terminate, we may repurchase any stock issued upon exercise of such participant’s awards at the price paid by the participant and the participant will pay to us any gain realized by such participant from any award.

Upon the occurrence of a corporate transaction under our 2001 long-term stock incentive plan (including without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the committee may adjust any award under our 2001 long-term stock incentive plan to preserve the benefits or potential benefits of the awards.

2005 Employee Stock Purchase Plan.    In September 2005, we and our stockholders approved the 2005 employee stock purchase plan, effective upon completion of our IPO. In November 2006, our board of directors amended the 2005 employee stock purchase plan to expand the employees eligible to participate in the plan and to clarify the offering periods. Our employee stock purchase plan provides employees of ours or of our subsidiaries with an opportunity to purchase our common stock. The employee stock purchase plan will terminate in 2015 unless sooner terminated by us. The employee stock purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code.

The maximum number of shares of our common stock which may be made available for sale under the employee stock purchase plan is 200,000 shares, subject to adjustment in the event of changes in our capitalization, our dissolution, liquidation or merger or sale of all or substantially all of our assets.

Any person who is employed as an employee of ours or of our subsidiaries for at least six months prior to the first trading day of each offering period is eligible to participate in the employee stock purchase plan; provided that no employee will be permitted to purchase stock:

•	if immediately after the grant, the employee would own stock and/or hold outstanding options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of our stock or of any subsidiary;

•	in an amount which exceeds $25,000 of fair market value of all stock purchased by such employee under all of our employee stock purchase plans for each calendar year in which the option is outstanding at any time; or

•	if such employee:

•	has been employed with us for less than six months;

•	is employed with us on a part-time basis (i.e., less than 20 hours per week); or

•	is a seasonal employee (i.e., employed with us for not more than five months in any calendar year).

The employee stock purchase plan shall be administered by our board of directors who may in turn delegate the authority to administer the employee stock purchase plan to a committee.

The employee stock purchase plan employs a series of quarterly offering periods during which an option to acquire stock may be granted and exercised. The offering periods begin on January 1, April 1, July 1 and October 1 of each year. Notwithstanding the foregoing, the first offering period began on the first trading day following July 1, 2006.

Each eligible employee will have the option to elect to have payroll deductions made on each pay date during the offering period in an amount not more than 15% of his or her compensation on each pay date during the offering period. At the commencement of each offering period, each eligible employee opting to participate during the offering period will be granted an option to purchase on the exercise date (the last day on which national stock exchanges and Nasdaq are open for trading) of such specific offering period that number of shares of common stock determined by dividing the particular employee’s payroll deductions accrued prior to the exercise date and retained in the employee’s account by the applicable purchase price. The purchase price will be 85% of the fair market value of a share of our common stock on the first trading day or the exercise date of the current offering period, whichever is lower.

Unless an employee withdraws from the employee stock purchase plan, his or her option for the purchase of shares will be exercised automatically on the exercise date and the maximum number of full shares subject to the option will be purchased for him or her at the applicable purchase price with the accumulated payroll deductions in his or her account.

An employee may choose to withdraw all, but not less than all, of the payroll deductions credited to his or her account and not yet used to exercise his or her option under the employee stock purchase plan at any time by giving written notice to us. An employee’s withdrawal of funds and from participation during an offering period will not have any effect upon his or her eligibility to participate in a succeeding offering period.

In the event of our proposed dissolution or liquidation, an offering period then in progress will be shortened and will terminate immediately prior to the consummation of the proposed liquidation or dissolution, unless provided otherwise by our board of directors. In the event of a proposed sale of all or substantially all of our assets, or our merger or consolidation with or into another corporation, the successor corporation will assume each option outstanding under the employee stock purchase plan or offer an equivalent substitution unless the board determines to shorten the offering period then in progress by setting a new exercise date, in lieu of such assumption or substitution.

Our board of directors has the authority to make adjustments to the number of shares reserved for the employee stock purchase plan or to the price per share covered by outstanding options, as may be necessary in the event of a merger or consolidation, or a reorganization, recapitalization, rights offering or other increase or reduction of shares of our outstanding common stock.

Other Compensation.

Consistent with our compensation philosophy to attract and retain talent, we intend to continue to maintain competitive employee benefits and perquisites for all employees, including executive officers. The compensation committee in its discretion may revise, amend or add to the officers’ executive benefits and perquisites if it deems advisable. We believe these benefits and perquisites are currently at competitive levels for comparable companies. We have no current plans to make changes to either the employment agreements (except as required by law or as required to clarify the benefits to which our executive officers are entitled as set forth herein) or levels of benefits and perquisites provided thereunder.

The summary compensation table set forth below discloses other compensation components as follows:

•	Automobile usage – As we do not provide a company automobile to our executives, Dr. Lynch receives a perquisite of company paid automobile expenses. A percentage of these perquisites are considered to be taxable income to Dr. Lynch, and accordingly reported on IRS Form W-2 Wages and Tax Statement.

•	Healthcare contribution – In 2006, we contributed $825 per month to each executive officer to be used for health and dental insurance premiums, voluntary employee and dependent life insurance premiums, short term disability premiums, and medical reimbursement FSA.

•	Moving expenses – Certain of our executives relocated to the area of our headquarters. We reimbursed these executives for normal moving expenses per industry standards. Individual arrangements are detailed in each executive’s employment agreement.

•	Life and disability insurance premiums – Life insurance benefits are provided to our executives at the rate of two times annual salary up to a limit of $400,000. Accidental death and dismemberment coverage also is provided to our executives, with coverage equal to the life insurance policy amount. Long-term disability coverage also is provided to executives, with coverage equal to 50% of pre-disability earnings, limited to a maximum of $6,000 per month.

•	Employee stock purchase plan discount – A discount is offered to all employees for the purchase of our stock under our 2005 employee stock purchase plan.

Summary Compensation Table

The following table sets forth the compensation paid or accrued during the years ended December 31, 2006, 2005 and 2004 to our Chief Executive Officer and to our four other most highly compensated executive officers. We refer to these officers collectively as our named executive officers. Except as provided below, none of our named executive officers received any compensation required to be disclosed by law or in excess of $10,000 annually.

Name and principal position	Year	Salary(1) ($)	Bonus(2) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total Compensation ($)
Samuel E. Lynch, D.M.D., D.M.Sc.
Chief Executive Officer	2006	$270,577	$86,000	$91,350	$13,511	$461,438
	2005	268,000	101,000	—	9,810	378,810
	2004	264,808	77,000	—	6,689	348,497
Larry Bullock
Chief Financial Officer	2006	210,865	51,000	65,250	21,001	348,116
	2005	200,000	21,000	—	9,154	230,154
	2004	188,462	1,015	—	43,473	232,950
Dr. Charles E. Hart
Chief Scientific Officer and Vice President	2006	210,865	41,000	62,200	10,759	324,824
	2005	200,000	41,000	7,917	9,000	257,917
	2004	159,923	1,041	—	41,324	202,288
Steven N. Hirsch
Chief Operating Officer and Executive Vice President, Orthopedics	2006	264,808	83,500	170,732	14,145	533,185
	2005	127,275	50,000	78,841	48,778	304,894
	2004	—	—	—	—	—
James A. Monsor
Vice President, Operations	2006	163,462	36,000	69,069	10,861	279,392
	2005	147,613	25,000	5,728	9,000	187,341
	2004	138,289	6,015	5,728	10,547	160,579
Earl Douglas
General Counsel	2006	171,635	26,000	61,800	12,568	272,003
	2005	95,158	—	28,438	5,927	129,523
	2004	—	—	—	—	—

(1)	Salary includes base salary and payment in respect of accrued vacation, holidays and sick days.
(2)	The annual incentive bonus plan provides a cash bonus, which is based on the achievement of stated corporate and personal goals. In addition, each officer received a $1,000 holiday bonus in 2006.
(3)	The 2001 Long-term Stock Incentive Plan provides for the grant of incentive stock options for all employees, including members of executive management.
(4)	Includes the following payments that we paid on behalf of the executives:

Name	Year	Automobile Usage ($)	Health Care Contribution ($)	Moving Expenses ($)	Life & Disability Ins. Premiums ($)	ESPP Discount ($)	Other ($)	Total ($)
Samuel E. Lynch, D.M.D., D.M.Sc.	2006	2,752	9,900	—	859	—	—	13,511
	2005	310	9,000	—	—	—	500	9,810
	2004	—	6,689	—	—	—	—	6,689
Larry Bullock	2006	—	9,900	—	961	10,140	—	21,001
	2005	—	9,000	—	—	—	154	9,154
	2004	—	8,473	35,000	—	—	—	43,473
Dr. Charles E. Hart	2006	—	9,900	—	859	—	—	10,759
	2005	—	9,000	—	—	—	—	9,000
	2004	—	6,324	35,000	—	—	—	41,324
Steven N. Hirsch	2006	—	9,900	—	1,141	3,104	—	14,145
	2005	—	1,500	47,278	—	—	—	48,778
	2004	—	—	—	—	—	—	—
James A. Monsor	2006	—	9,900	—	961	—	—	10,861
	2005	—	9,000	—	—	—	—	9,000
	2004	—	10,547	—	—	—	—	10,547
Earl Douglas	2006	—	9,900	—	1,023	1,645	—	12,568
	2005	—	3,000	2,927	—	—	—	5,927
	2004	—	—	—	—	—	—	—

Employment Agreements

Dr. Lynch.    Dr. Lynch’s employment agreement was entered into on November 30, 2004, and was amended on December 1, 2004. Dr. Lynch’s employment agreement has a three-year term and may be extended for additional one-year periods by us and Dr. Lynch. Dr. Lynch received an annual base salary of $281,400 for 2006, which is subject to increase according to the policies and practices we may adopt from time to time and at the discretion of our board of directors. In addition to providing for an annual base salary and employee benefits, Dr. Lynch is eligible for a discretionary annual incentive cash bonus as determined by our compensation committee and based on satisfactory performance of goals set mutually by our board of directors and Dr. Lynch. The employment agreement also provides for a grant of options to purchase 102,000 shares of our common stock at an exercise price of $3.47 per share, 50% of which vested upon our receipt of FDA approval of GEM 21S in November 2005. The remaining 50% will vest upon our receipt of EU approval of GEM 21S (provided that such approval has been received on or before May 15, 2008). If not otherwise vested, the remaining 51,000 options will vest on December 1, 2009. In January 2006, Dr. Lynch was granted options to purchase 52,500 shares of our common stock, which will vest over four years at 25% each year from 2007 to 2010. In January 2007, Dr. Lynch was granted options to purchase 80,000 shares of our common stock, which will vest over four years at 25% each year from 2008 to 2011, and will expire after 10 years.

Mr. Bullock.    Mr. Bullock’s employment agreement was effective as of December 18, 2003 and continues through January 31, 2008. Mr. Bullock received an annual base salary of $215,000 in 2006, subject to review each fiscal period and to increase according to the policies and practices we may adopt from time to time. Mr. Bullock’s employment agreement provides, among other things, that he will be eligible for a discretionary annual incentive bonus consisting of options to purchase up to 1,875 shares of our common stock (with the aggregate of all annual bonus stock options not to exceed 7,500 shares of our common stock), based on satisfactory performance of specific milestones set mutually by our chief executive officer and Mr. Bullock and the chief executive officer’s evaluation of Mr. Bullock’s performance. In January 2004, we granted Mr. Bullock options to purchase 112,500 shares of our common stock pursuant to the terms of his employment agreement. In January 2006, Mr. Bullock was granted options to purchase 37,500 shares of our common stock, which will vest over four years at

25% each year from 2007 to 2010. In January 2007, Mr. Bullock was granted options to purchase 27,000 shares of our common stock, which will vest over four years at 25% each year from 2008 to 2011, and will expire after 10 years.

Dr. Hart.    Dr. Hart’s employment agreement was effective as of December 8, 2003 and continues through January 31, 2008. Under the agreement, Dr. Hart received an annual base salary of $215,000 in 2006, subject to review each fiscal period and to increase according to the policies and practices we may adopt from time to time. Dr. Hart’s employment agreement provides, among other things, that he will be eligible for a discretionary annual bonus consisting of a cash bonus of up to $15,000 and options to purchase up to 7,500 shares of our common stock (with the aggregate of all such annual bonus stock options not to exceed options to purchase up to 30,000 shares of our common stock), based on satisfactory performance of specific milestones set mutually by our chief executive officer and Dr. Hart and the chief executive officer’s evaluation of Dr. Hart’s performance. In December 2003, we granted Dr. Hart options to purchase 82,500 shares of our common stock. In March 2005, we granted Dr. Hart options to purchase 30,000 shares of our common stock. All option grants were pursuant to the terms of his employment agreement. In January 2006, Dr. Hart was granted options to purchase 30,000 shares of our common stock, which will vest over four years at 25% each year from 2007 to 2010. In January 2007, Dr. Hart was granted options to purchase 29,000 shares of our common stock, which will vest over four years at 25% each year from 2008 to 2011, and will expire after 10 years.

Mr. Hirsch.    Mr. Hirsch’s employment agreement was effective as of July 5, 2005 and continues through July 5, 2009. Under the agreement, Mr. Hirsch received an annual base salary of $270,000 in 2006, subject to review each fiscal period and to increase according to the policies and practices we may adopt from time to time. Mr. Hirsch also received a one-time signing bonus of $50,000 90 days’ following the effective date of the agreement. Mr. Hirsch’s employment agreement provides, among other things, that he will be eligible for a discretionary annual incentive bonus of up to 40% of his base salary, based on satisfactory performance of specific milestones set mutually by our chief executive officer and Mr. Hirsch and our chief executive officer’s evaluation of Mr. Hirsch. Mr. Hirsch is guaranteed to receive a prorated bonus for the first nine months of his employment with us. In July 2005, we granted Mr. Hirsch options to purchase 236,523 shares of our common stock, pursuant to the terms of his employment agreement. In January 2006, Mr. Hirsch was granted options to purchase 7,500 shares of our common stock, which will vest over four years at 25% each year from 2007 to 2010. In January 2007, Mr. Hirsch was granted options to purchase 50,000 shares of our common stock, which will vest over four years at 25% each year from 2008 to 2011, and will expire after 10 years.

Mr. Douglas.    Mr. Douglas’ employment agreement was effective as of May 31, 2005 and continues through May 31, 2009. Under the agreement, Mr. Douglas received an annual base salary of $175,000 in 2006, subject to review each fiscal period and to increase according to the policies and practices we may adopt from time to time. Mr. Douglas’ employment agreement provides, among other things, that he will be eligible for discretionary annual incentive bonuses of up to 25% of his base salary, which incentive bonus may be paid in the form of cash or stock options at Mr. Douglas’ discretion. The payment of such annual incentive bonuses is based on the satisfactory performance of specific milestones set by our chief executive officer and Mr. Douglas and our chief executive officer’s evaluation of Mr. Douglas. In May 2005, we granted Mr. Douglas options to purchase 97,500 shares of our common stock, which vest 25% on May 31, 2006, May 31, 2007, May 31, 2008 and May 31, 2009. In January 2006, Mr. Douglas was granted options to purchase 7,500 shares of our common stock. The options will vest 25% on January 1, 2007, January 1, 2008, January 1, 2009 and January 1, 2010. We agreed to purchase and/or reimburse Mr. Douglas for the cost of maintaining professional memberships, not to exceed $3,500 annually. We agreed to reimburse Mr. Douglas for up to $40,000 of normal moving expenses. In January 2007, Mr. Douglas was granted options to purchase 30,000 shares of our common stock, which will vest over four years at 25% each year from 2008 to 2011, and will expire after 10 years.

Mr. Monsor.    Mr. Monsor’s employment agreement was effective as of September 9, 2002 and continues through September 1, 2006. Under the agreement, Mr. Monsor received an annual base salary of $170,000 in 2006, subject to review each fiscal period and to increase according to the policies and practices we may adopt from time to time. Mr. Monsor’s employment agreement provides, among other things, that he will be eligible for discretionary annual incentive bonuses consisting of options to purchase shares of our common stock (with the aggregate of all such annual bonus stock options not to exceed options to purchase 24,000 shares of our common stock), based on satisfactory performance of specific milestones set mutually by our chief executive officer and Mr. Monsor and the chief executive officer’s evaluation of Mr. Monsor’s performance. In September 2002, we granted Mr. Monsor options to purchase 24,000 shares of our common stock. In September 2003, we granted Mr. Monsor options to purchase 6,000 shares of our common stock. In October 2004, we granted Mr. Monsor options to purchase 52,500 shares of our common stock. In January 2006, Mr. Monsor was granted options to purchase 37,500 shares of our common stock. The options will vest 25% on January 1, 2007, January 1, 2008, January 1, 2009 and January 1, 2010. We agreed to reimburse Mr. Monsor for up to $25,000 of normal moving expenses. In January 2007, Mr. Monsor was granted options to purchase 25,000 shares of our common stock, which will vest over four years at 25% each year from 2008 to 2011, and will expire after 10 years.

Drs. Lynch and Hart and Messrs. Bullock, Douglas and Hirsch may not disclose non-public information relating to us and may not engage in competitive activities in the area of health-care services during the terms of their respective employment and for 12 months thereafter. Mr. Monsor may not disclose non-public information relating to us during the term of his employment and for 12 months thereafter and may not engage in competitive activities in the area of health-care services during the term of his employment and for 24 months thereafter. Each of Messrs. Bullock, Douglas, Monsor and Hirsch and Dr. Hart may not solicit any of our employees for a period of 12 months following the termination of each such person’s employment for any reason.

Potential Payments Upon Termination or Change in Control

Under the employment agreement for each of our named executive officers, if we terminate the executive’s employment without cause or elect not to renew the executive’s employment, or if the executive resigns his employment for good cause, the executive will be entitled to receive a severance payment. Severance payments for executive officers, other than for Dr. Lynch, range from two to nine months base salary. Additionally, the executive officers will each continue to receive benefits and perquisites for a period from zero to nine months.

Dr. Lynch’s employment agreement provides for the continuation of his base salary (and an amount equal to 1/12 of the most recent annual bonus and incentive award) on our regular payroll dates, and for the reimbursement of the costs of his group medical insurance premiums for himself and his dependents, for the 18 month period following the termination date.

If within three months before or 12 months following a change in control of our company we terminate Dr. Lynch’s employment without cause or Dr. Lynch terminates his employment for good reason, or if within 12 months following a change in control of our company we elect not to renew his employment agreement, we are obligated to pay Dr. Lynch a lump sum payment equal to 100% of his annual base salary and most recent annual bonus and incentive award and 100% of Dr. Lynch’s unvested equity rights in our company will immediately vest. A change in control under Dr. Lynch’s agreement will occur upon (1) the consummation of a tender offer for the ownership of more than 50% of our outstanding voting securities, (2) a merger in which our stockholders prior to the merger own less than 50% of the voting securities of the surviving entity, (3) the sale of all or substantially all of our assets or (4) a person acquiring more than 50% of our outstanding voting securities. The other executive officers are not entitled to any payment upon or following a change in control.

In addition, if Dr. Lynch agrees not to solicit any of our then-current customers or employees for a period of 12 months following such termination or resignation, we are obligated to pay Dr. Lynch a lump sum payment equal to 12 months of his base salary plus an amount equal to 100% of his most recent annual bonus and incentive award.

Dr. Lynch’s entitlement to any severance benefits is conditioned upon the execution by us and Dr. Lynch of a mutual general release of claims and the resignation of Dr. Lynch from all of his positions with us and our affiliates other than his position as a member of our board of directors.

Grants of Plan-Based Awards

The following table lists grants of plan-based awards to our named executive officers in 2006 and related total fair value compensation.

Name and principal position	Grant Date	Incentive Stock Option Awards: # of securities underlying options	Exercise Price of Option Award ($/share)	Grant Date Fair Value of Stock & Option Awards ($)
Samuel E. Lynch, D.M.D., D.M.Sc. Chief Executive Officer	1/1/06	52,500	$3.63	$365,400
Larry Bullock Chief Financial Officer	1/1/06	37,500	$3.63	$261,000
Dr. Charles E. Hart Chief Scientific Officer and Vice President	1/1/06	30,000	$3.63	$208,800
Steven N. Hirsch Chief Operating Officer and Executive Vice President, Orthopedics	1/1/06	7,500	$3.63	$52,200
James A. Monsor Vice President, Operations	1/1/06	37,500	$3.63	$261,000
Earl Douglas General Counsel	1/1/06	7,500	$3.63	$52,200

Equity Incentive Awards Outstanding as of December 31, 2006

	Option Awards
	Number of securities underlying unexercised options at December 31, 2006			Option Exercise Price	Option Expiration Date
Name and principal position	Exercisable	Unexercisable	Unearned	($)
Samuel E. Lynch, D.M.D., D.M.Sc.
Chief Executive Officer	51,000	—	—	$3.47	12/1/14
	—	51,000	—	$3.47	12/1/14
	—	52,500	—	$3.63	1/1/11
Larry Bullock
Chief Financial Officer	67,500	45,000	—	$2.87	1/12/14
	—	37,500	—	$3.63	1/1/11
Dr. Charles E. Hart
Chief Scientific Officer and Vice President	45,000	37,500	—	$2.87	12/8/08
	7,500	22,500	—	$3.63	3/17/10
	—	30,000	—	$3.63	1/1/11
Steven N. Hirsch
Chief Operating Officer and Executive Vice President, Orthopedics	39,420	197,103	—	$3.63	7/5/10
	—	7,500	—	$3.63	1/1/11
James A. Monsor
Vice President, Operations	24,000	—	—	$1.33	9/9/07
	6,000	—	—	$2.87	9/15/08
	6,000	—	—	$3.47	10/25/09
	23,250	23,250	—	$3.47	10/25/09
	—	37,500	—	$3.63	1/1/11
Earl Douglas
General Counsel	24,375	73,125	—	$3.63	5/31/10
	—	7,500	—	$3.63	1/1/11

Aggregated Option Exercises in 2006

The following table lists the options exercised or vested by our named executive officers in 2006.

Option Awards
Name and principal position	Number of shares acquired on exercise (#)	Value realized on exercise ($)
Samuel E. Lynch, D.M.D., D.M.Sc. Chief Executive Officer	135,000	$1,210,950
Larry Bullock Chief Financial Officer	—	—
Dr. Charles E. Hart Chief Scientific Officer and Vice President	—	—
Steven N. Hirsch Chief Operating Officer and Executive Vice President, Orthopedics	—	—
James A. Monsor Vice President, Operations	—	—
Earl Douglas General Counsel	—	—

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The compensation committee, which is comprised solely of ‘‘outside directors’’ as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to adopt qualified or non-qualified defined benefit plans if the compensation committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans sponsored by us. The compensation committee, which is comprised solely of ‘‘outside directors’’ as defined for purposes of Section 162(m) of the Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests.

Director Compensation

The following table sets forth a summary of the compensation to our non-employee directors that we paid or accrued during the year ended December 31, 2006:

Name	Year	Fees earned or paid in cash ($)	Restricted Common Stock Awards ($)(1)	Non-Qualified Stock Option Awards ($)(2)	All Other Compensation ($)		Total Compensation ($)
Thomas Dyrberg, M.D., D.M.Sc.	2006	$—	$—	$—	$—		$—
Chris Ehrlich	2006	—	—	—	—		—
Gary Friedlaender, M.D.	2006	20,201	—	113,267	—		133,468
James G. Murphy	2006	42,750	34,950	6,480	—		84,180
Larry W. Papasan	2006	39,750	34,950	6,480	—		81,180
Douglas Watson	2006	27,500	34,950	201	13,075	(3)	75,726
Arnold Caplan	2006	20,250	26,212	201	237,631	(4)	284,094
Ann Hanham, Ph.D.	2006	—	—	—	—		—

(1)	Value of restricted common stock issued.
(2)	Value of options awarded/compensation expense recognized. Dr. Gary Friedlaender, M.D. became a Board member on September 22, 2006, and received an option to acquire 0.09% of outstanding shares of common stock. Prior to September 22, 2006, Dr. Friedlaender was a Scientific Advisory Board member, and was issued 20,250 options for professional services provided to our company.
(3)	Exercise of non-qualified stock options resulted in taxable income of $13,075.
(4)	Exercise of non-qualified stock options resulted in taxable income of $181,974. In addition, consulting fees of $55,657 were paid to the director’s company. See ‘‘Certain Relationships and Related Transactions—Consulting Agreement with Former Member of the Board of Directors’’.

Directors who are employees of ours or one of our 5% or greater stockholders are not compensated for their services. We provide the following compensation to each of our non-employee directors.

Each of our directors receives an annual fee of $20,000 for his service as a director. We pay an additional annual fee of $10,000 to the chairman of the board of directors and the chairman of the audit committee and an additional annual fee of $5,000 to the chairman of the compensation committee and the chairman of the nominating and governance committee. Each of our directors also receives $2,000 for each board meeting attended in person, $750 for each board meeting attended by telephone, and $1,000 for each committee meeting (in person or by telephone).

Each of our directors, on the date the director is first elected or appointed to the board of directors, will automatically be granted an option to acquire 0.09% of our outstanding shares of common stock on a fully diluted basis on the date of the grant. The initial grant will vest over three years. In addition, upon election of directors each year, each director will receive an automatic grant of options to acquire 0.029% of our outstanding shares of common stock on a fully diluted basis on the date of the grant, which will vest immediately upon issuance.

Prior to November 2006, each of our directors received $1,500 for each board meeting attended in person, $750 for each board meeting attended by telephone, and $500 for each committee meeting (in person or telephone). The maximum total annual attendance fees was $10,000. In addition, upon re-election each year, each director received an automatic grant of options to acquire 0.02% of our outstanding shares of common stock on a fully diluted basis on the date of the grant, which vested immediately upon issuance.

Prior to August 2005, our directors were awarded stock options in lieu of cash payments. Accordingly, one of our current directors, Mr. Watson, was awarded options to purchase 1,125 shares of our common stock for each board meeting attended in person. Mr. Watson also was awarded options to purchase 563 shares of our common stock for participating in meetings of the board of directors or committees of the board of directors via teleconference. As of September 30, 2006, Mr. Watson has been awarded options to purchase 54,285 shares of our common stock. Mr. Watson exercised 22,500 options in September 2005 and 1,500 options in January 2006. 100% of Mr. Watson’s remaining 30,285 options are fully vested.

In November 2006, in lieu of the annual stock option awards to which certain directors were entitled to receive during 2006 under our director compensation policy, the board of directors awarded Messrs. Papasan, Murphy and Watson 3,000 shares each of restricted company common stock that will vest in its entirety at the end of such director’s current term. If such director resigns his director position prior to completion of the current term, 50% of the restricted stock shall vest and the remainder shall be forfeited. In addition, former director Arnold Caplan was granted 2,250 shares of our common stock in November 2006 that immediately vested upon issuance.

Please see ‘‘Certain Relationships and Related Party Transactions—Agreements with Directors and Officers’’ for a discussion of other arrangements relating to compensation of our directors.

Limitations of Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law. Our amended and restated certificate of incorporation provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions will not eliminate or limit the liability of any of our directors:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

On June 20, 2006, we entered into indemnification agreements with each of our executive officers and directors, effective as of May 12, 2006, the date of the completion of our IPO. The indemnification agreements provide, among other things, that we will, to the fullest extent permitted by law, indemnify and hold harmless each indemnitee for any event or occurrence that takes place either before or after the execution of the agreement, related to the fact that indemnitee is or was a director or an officer of our company, or while a director or officer is or was serving at the request of our company as a director, officer, employee, trustee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or related to anything done or not done by indemnitee in any such capacity. The agreements provide that no indemnification be paid by us: (a) in respect to any transaction in which the indemnitee derived an improper personal benefit; (b) on account of the indemnitee’s conduct which involved acts or omissions not in good faith, intentional misconduct or a knowing violation of law; (c) if such indemnification is in violation of our certificate of incorporation, by-laws or the law; or (d) on account of any proceeding for an accounting of profits made from the purchase or sale by the indemnitee of our securities under the provisions of Section 16(b) of the Exchange Act.

In addition, the indemnification agreements provide for the advancement of expenses incurred by the indemnitee in connection with any such proceeding to the fullest extent permitted by applicable law. The indemnification agreements also provide that, in the event of a change in control, we will, upon request by the indemnitee, create a trust for the benefit of the indemnitee and fund such trust in an amount sufficient to satisfy expenses reasonably anticipated to be incurred in connection with investigating, preparing for, participating in or defending any proceedings, and any judgments, fines, penalties and amounts paid in settlement in connection with any proceedings. The agreements do not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including any rights arising under our certificate of incorporation or by-laws or the Delaware General Corporation Law.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information.

Compensation Discussion & Analysis Conclusion

Our compensation policies are designed to retain and motivate our executive officers and to ultimately reward them for outstanding individual and corporate performance.

Certain relationships and related transactions

Agreements with Directors and Officers

Director Compensation

Please see ‘‘Compensation Discussion and Analysis—Director Compensation’’ for a discussion of options granted to our non-employee directors.

Related Party Transactions

All related party transactions are reviewed and approved by the Audit Committee, as required by the audit committee charter.

Intellectual Property

Dr. Lynch, our President and Chief Executive Officer, was a professor at Harvard University and in such position was the co-inventor of certain intellectual property. As part of Dr. Lynch’s employment arrangement with Harvard, he assigned all of his rights to the intellectual property to Harvard. We currently have a license agreement with Harvard with respect to some of this intellectual property. As is customary, Harvard often shares some of the royalties they receive from successful intellectual property licenses with the faculty members that invented such intellectual property. As of January 30, 2007, Harvard has paid to Dr. Lynch a total of $617,833 with respect to our payment of milestones and royalties to Harvard and the intellectual property licensed to us as compensation to Dr. Lynch as the co-inventor of the intellectual property that we license from Harvard, and additional payments may be due in the future.

Lease Agreement

In April 2004, we entered into a lease agreement, as amended in July 2005, with Noblegene Development LLC for our approximately 23,000 square foot headquarters in Franklin, Tennessee. Under the terms of the lease, we pay Noblegene monthly rent of $34,768.72, as adjusted, plus additional proportionate operating and insurance costs. The initial term of the lease continues until 2012. Under the terms of the lease, we agreed to indemnify Noblegene under specific circumstances. As of December 31, 2006, we have a receivable of $106,831 from Noblegene related to certain reimbursable build out costs. Dr. Lynch, our President and Chief Executive Officer, owns fifty percent of the interests in Noblegene. To date, Dr. Lynch has not received any amounts from us for the lease because Noblegene has operated at a loss and has not made any distributions of profits to its members. Dr. Lynch will not receive any amounts from us for the lease unless and until Noblegene distributes profits to its members.

Consulting Agreement with Gary Friedlaender

In August 2006 we entered into a one-year consulting agreement with Gary E. Friedlaender, M.D., who was subsequently appointed to our board of directors in September 2006. The 2006 agreement continues the consulting relationship that we had with Dr. Friedlaender pursuant to a July 2001 consulting agreement. Under the 2006 consulting agreement, Dr. Friedlaender provides consulting services to us relating to the use of biological products to treat orthopedic injuries and conditions. Dr. Friedlaender is compensated for his services at a rate of $625 per hour, up to $5,000 per day. As of December 31, 2006, we have accrued $9,375 due to Dr. Friedlaender under the 2006 agreement. Under prior agreements, we compensated Dr. Friedlaender for his consulting through stock option grants. Dr. Friedlaender received option awards on July 15, 2001 to purchase 7,500 shares at an exercise price of $0.67, and on February 26, 2006 to purchase 20,250 shares at an exercise price of $3.63. The option awards were 100% fully vested upon issuance. Under the 2006 agreement, Dr. Friedlaender is subject to an obligation (1) not to disclose non-public information relating to our company, (2) not to engage in competitive activities during the term of his consultancy and for 12 months thereafter and (3) not to solicit any employee of our company during the term of his consultancy and for 12 months thereafter.

Consulting Agreement with Former Member of the Board of Directors

In February 2002, we entered into a consulting agreement with a then member of our board of directors, under which the former board member provided consulting services to us relating to the non-clinical development of our products and interactions and filings with the FDA. The consulting agreement was terminated as of August 1, 2006, and was superseded by a new one-year agreement. On September 22, 2006, the consultant resigned from our board. Under the terms of the 2002 agreement, the former board member provided consulting services to us at the rate of $350 per hour, up to a maximum of $2,800 per day. During 2004, we paid the board member $26,875 under this consulting agreement. Under the terms of the 2006 agreement, the former board member provides an unlimited amount of consulting services us at a fixed rate of $25,000 per quarter plus reimbursement of certain expenses, including administrative support expenses up to $2,500 per quarter. Under both the 2002 and 2006 agreements, the board member is subject to an obligation (1) not to disclose non-public information relating to our company, (2) not to engage in competitive activities during the term of his consultancy and for 12 months thereafter and (3) not to solicit any employee of our company during the term of his consultancy and for 12 months thereafter.

Consulting Agreement with Case Western Reserve University

In September 2003, we entered into an agreement with Case Western Reserve University, or Case Western, to conduct certain research in bone cell growth to be directed by former member of our board of directors discussed above and who also is a Professor of Biology and Pathology at Case Western. The total amount for this project was $83,500, of which $41,750 was paid in 2003 to start the project, and the remaining $41,750 was paid in October 2006 to complete the project. In addition, we paid $5,000 in October 2005 and $26,050 in the first quarter of 2006 for training materials and other consulting services performed. We and Case Western agree not to disclose the confidential information of the other party for a period of three years from the date of written disclosure of such confidential information. Either party may terminate the agreement for any reason with 30 days written notice.

Agreement with Leslie Wisner-Lynch

In April 1999, we entered into a consulting agreement with Dr. Leslie Wisner-Lynch, D.D.S., D.M.Sc., the wife of Dr. Lynch, our President and Chief Executive Officer, under which Dr. Wisner-Lynch provided consulting services to us relating to the non-clinical and clinical development of our products, among other duties. We paid Dr. Wisner-Lynch for her consulting services $109,168, $104,388 and $116,108 during the years ended December 31, 2005, 2004 and 2003, respectively. In 2006, we paid Dr. Wisner-Lynch $33,950 for her consulting services. In March 2006, Dr. Wisner-Lynch became a part-time employee of BioMimetic, and her consulting agreement was terminated. Dr. Wisner-Lynch receives an annual base salary of $100,000 but, as a part-time employee, is not eligible to receive benefits. Her employment is at will and the terms of her employment are reviewed at least annually by the nominating and governance committee of the board of directors.

Executive Compensation and Employment Agreements

Please see ‘‘Compensation Discussion and Analysis’’ for additional information on compensation of our executive officers. Information regarding employment agreements with several of our executive officers is set forth under ‘‘Compensation Discussion and Analysis—Employment Agreements.’’

Indemnification

Our certificate of incorporation provides for the indemnification of our directors and officers in most circumstances, to the extent permitted by the Delaware General Corporation Law. Please see ‘‘Compensation Discussion and Analysis—Limitations of Liability and Indemnification of Officers and Directors.’’

PROPOSAL 2:   RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors, upon the recommendation of its audit committee, has ratified the selection of Ernst & Young LLP (‘‘Ernst & Young’’) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007, subject to ratification by our stockholders. The audit committee of our board of directors is solely responsible for selecting our independent public accountants. Although stockholder approval is not required to appoint Ernst & Young as our independent public accountants, we believe that submitting the appointment of Ernst & Young to our stockholders for ratification is a matter of good corporate governance. If our stockholders do not ratify the appointment, then the appointment will be reconsidered by the audit committee. The proxy will be voted as specified, and if no specification is made, the proxy will be cast ‘‘FOR’’ this proposal.

During our fiscal year ended December 31, 2006, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreements in connection with their opinion.

The audit report of Ernst & Young on our consolidated financial statements for the years ended December 31, 2006, 2005 and 2004 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

Representatives of Ernst & Young will be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to answer stockholder questions.

Our Board of Directors recommends that stockholders vote ‘‘FOR’’ the ratification of the appointment of Ernst & Young for fiscal year ending December 31, 2007.

Fees and Services

Ernst & Young has served as our principal independent public accounting firm since fiscal year 2001, and has audited the fiscal years contained therein.

The following table summarizes the fees that we have paid or accrued for audit and other services provided by our principal independent public accounting firm for each of the last two fiscal years:

Fee Category	2006	2005
Audit fees	$843,786	$450,524
Audit-related fees	—	—
Tax fees	9,799	40,837
All other fees	1,500	—
Total fees	$855,085	$491,361

For purposes of the preceding table:

•	Audit fees consist of fees for the annual audit of our consolidated financial statements, the review of the interim financial statements included in our quarterly reports of Forms 10-Q for 2006, and other professional services provided in connection with statutory and regulatory filings, comfort letters and consents related to capital markets transactions and engagements for those fiscal years.

•	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and that are not reported under ‘‘Audit fees’’ for those fiscal years.

•	Tax fees consist of fees for tax compliance, tax advice and tax planning services for those fiscal years. Tax fees are primarily for tax compliance services which relate to preparation and review of original and amended tax returns, claims for refunds, and tax payment-planning services. Tax studies, tax advice and tax planning services relate to miscellaneous items.

•	All other fees consist of fees associated with services not captured in the other categories.

Under its charter, the audit committee must pre-approve all audits and permitted non-audit services to be provided by our principal independent public accounting firm unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. Each year, the audit committee approves the retention of the independent auditor to audit our financial statements, including the associated fee. At this time, the audit committee evaluates other known potential engagements of the independent auditor, including the scope of audit-related services, tax services and other services proposed to be performed and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors operates under a written charter adopted by the board of directors, and consists of Messrs. Murphy, Ehrlich and Papasan. All members of the committee fall under the safe harbor provision of the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

As described more fully in its charter, the audit committee provides oversight of the quality and integrity of BioMimetic’s consolidated financial statements, internal controls and financial reporting process, and BioMimetic’s process to manage business and financial risks and compliance with legal, ethical and regulatory requirements. In addition, the audit committee interacts directly with and evaluates the qualifications, independence and performance of the independent auditors, Ernst & Young LLP, and is responsible for the appointment, compensation, retention and oversight of the work of the auditors.

Management is responsible for the preparation, presentation and integrity of the consolidated financial statements, and evaluation of and assessment of the effectiveness of BioMimetic’s internal control over financial reporting. The independent auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. The audit committee’s responsibility is to monitor and oversee these processes.

The audit committee has reviewed and discussed the audited consolidated financial statements with the Board of Directors and management. Management has represented to the audit committee that BioMimetic’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The audit committee discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the independent auditors provided the audit committee with the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the audit committee has discussed with Ernst & Young LLP that firm’s independence from BioMimetic Therapeutics, Inc.

Based on the review and discussions of the audited consolidated financial statements and discussions with management and Ernst & Young LLP, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in BioMimetic Therapeutics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Respectfully submitted,
Members of the BioMimetic Therapeutics, Inc. Audit Committee
James G. Murphy (chair) Chris Ehrlich Larry W. Papasan

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return data for our common stock since May 15, 2006 (the first full day of trading after the initial public offering on May 12, 2006) to the cumulative return over such time period of (i) The Nasdaq Stock Market Composite Index, and (ii) The Nasdaq Biotechnology Index. The graph assumes that, on the date on which we completed the initial public offering of our common stock, $100 was invested in each of our common stock, the stocks comprising the Nasdaq Composite Index and the stocks comprising the Nasdaq Biotechnology Index, including dividend reinvestment. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

All stockholder proposals intended to be presented at our 2008 Annual Meeting of Stockholders must be submitted in writing to Larry Bullock, Secretary, BioMimetic Therapeutics, Inc., 389-A Nichol Mill Lane, Franklin, Tennessee 37067, and received by BioMimetic no later than January 12, 2008, and must comply in all other respects with applicable rules and regulations of the SEC relating to such inclusion.

Under the Company’s corporate by-laws, any such proposal submitted with respect to the Company’s 2008 Annual Meeting of Stockholders which is submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered untimely if we do not receive written notice of that proposal at least 90 days (if such business is not to be included in our proxy statement) or at least 120 days (if such business is to be included in our proxy statement), prior to the day we released our proxy statement in connection with our previous years annual meeting; however, if the date of the annual meeting is changed by more than 30 days from the date of the prior year’s annual meeting, the notice will be considered untimely if it is not received at least 90 days prior to the newly announced date that the Company will mail its proxy statement.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission, which provides additional information about us, will be distributed to all stockholders entitled to vote along with the proxy materials. Additional copies of our 2006 Form 10-K are available on the Internet at www.biomimetics.com and are also available in paper form without charge upon written request to Investor Relations, BioMimetic Therapeutics, Inc., 389-A Nichol Mill Lane, Franklin, Tennessee 37067. The Annual Report to Stockholders, Annual Report on Form 10-K and information on the website other than the Proxy Statement, are not part of the Company’s proxy soliciting materials.

OTHER MATTERS

Our Board of Directors knows of no other business to be acted upon at the annual meeting. However, if any other business properly comes before the Annual Meeting, it is the intension of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy is appreciated and will be helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the annual meeting, please sign the proxy and return it in the enclosed envelope or vote by internet or telephone.

BY ORDER OF THE BOARD OF DIRECTORS

Larry Bullock
Chief Financial Officer and Corporate Secretary

BIOMIMETIC THERAPEUTICS, INC. 389-A NICHOL MILL LANE FRANKLIN, TN 37067
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 pm Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by BioMimetic Therapeutics, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 pm Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to BioMimetic Therapeutics, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BIOMI1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR ALL” THE LISTED NOMINEES IN ITEM 1 AND “FOR” THE PROPOSAL IN ITEM 2. Vote on Directors			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. ELECTION OF DIRECTORS
Nominees:
01.) Charles W. Federico	03.) Gary Friedlaender
02.) Chris Ehrlich	04.) Douglas Watson

Vote on Proposals							For	Against	Abstain
2. Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.
3. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares of common stock represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted “FOR ALL” the listed nominees in item 1 and “FOR” the proposal in item 2. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box
and write them on the back where indicated.		Yes	No

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Please indicate if you plan to attend this meeting.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 21, 2007, 8:00 am CDT

The stockholder(s) hereby appoint(s) Samuel E. Lynch and Larry Bullock, or either of them, as proxies, each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BioMimetic Therapeutics, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 am Central Daylight Time on Thursday, June 21, 2007, at the Company’s headquarters located at 389-A Nichol Mill Lane, Franklin, Tennessee 37067, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR ALL” THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE ELECTION TO THE BOARD OF DIRECTORS AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)